Exhibit 23.1




                           Consent of Independent Accountants


The Board of Directors,
InterDent, Inc.:

We consent to incorporation by reference in the registration statements (Form S-8 No. 333-59330, 333-78511, 333-78509, 333-75491) pertaining to the Interdent,
Inc. 2000 Key Executive Stock Incentive Plan, 1996 GMS Stock Incentive Plan, Interdent, Inc. 1999 Stock Incentive Plan, Interdent, Inc. Employee Stock Purchase Plan of 1999, Interdent, Inc. Dental Professional Stock Purchase Plan of 1999, and Gentle Dental Service Corporation 1993 Stock Incentive Plan of InterDent, Inc. of our report dated March 28, 2003, except for note 16, which date is March 31, 2003, with respect to the financial statements and schedule of InterDent, Inc. as of December 31, 2002 and for the two-year period then ended, in the annual report on Form 10-K of InterDent Inc. for the year ended December 31, 2002.


/s/ ERNST & YOUNG LLP

Los Angeles, California
April 30, 2003